Universal Institutional Funds, Inc.  Emerging Markets Debt Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 Ukraine Government International 144A 7.750%
due 9/23/2020
Purchase/Trade Date: 9/16/2010
Offering Price of Shares: $100.00
Total Amount of Offering: $1,500,000,000
Amount Purchased by Fund: $1,620,000
Percentage of Offering Purchased by Fund: 0.108
Percentage of Funds Total Assets: 0.72
Brokers: JPMorgan, Morgan Stanley, VTB Capital
Purchased from: JPMorgan

Securities Purchased:	 Gerdau SA 144A 5.750% due 1/30/2021
Purchase/Trade Date:	9/23/2010
Offering Price of Shares: $99.051
Total Amount of Offering: $1,250,000,000
Amount Purchased by Fund: $1,340,000
Percentage of Offering Purchased by Fund: 0.107
Percentage of Funds Total Assets: 0.580
Brokers: HSBC Securities (USA), Santander Investment Securities Inc., JPMorgna Securities LLC, BNP Paribas, Citigroup Global Markets, Credit Agricole Securities (USA) Inc., Morgan Stanley and Co. Incorporated Purchased from: HSBC Securities